Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Marriott International, Inc. and related Joint Proxy Statement / Prospectus of Marriott International, Inc. and Starwood Hotels & Resorts Worldwide, Inc., dated December 22, 2015, and to the incorporation by reference therein of our reports dated February 19, 2015, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

December 22, 2015